                                                                  EXHIBIT 4.5(b)



                                 LOAN AGREEMENT


                 LOAN AGREEMENT, dated as of (       ), 1994, among SCI
International Limited, a Delaware corporation (``SCI Limited''), Service Corporation International, a Texas corporation (``SCI''), and SCI Finance LLC, a limited liability company organized under the laws of the State of Texas (the ``Company'').

                 WHEREAS, the Company intends to issue its common interests (the ``Common Shares'') to SCI, and receive related capital contributions, in
an aggregate amount of at least $(    ) (the ``Common Share Payments'') and to
issue and sell its preferred interests (the ``Preferred Shares''), and to issue
and sell at least (  ) Preferred Shares designated as $(   ) Term Convertible
Shares, Series A (the ``Series A Shares''), with a liquidation preference equal to $50 per Series A Share (the ``Liquidation Preference''); and

                 WHEREAS, SCI (i) is guaranteeing (A) the payment on liquidation or redemption of the Series A Shares and (B) the payment of dividends on the Series A Shares if and when declared to the extent that there are sufficient funds legally available therefor, and (ii) is irrevocably and unconditionally covenanting and agreeing to deliver shares of its Common Stock, $1.00 par value (``SCI Common Stock''), upon conversion of the Series A Shares, all to the extent set forth in the Payment, Guarantee and Conversion Agreement,
dated as of (        ), 1994 by SCI for the benefit of each holder of Preferred
Shares (the ``SCI Agreement''); and

                 WHEREAS, the primary purpose for which the Company was formed is to refinance indebtedness incurred in connection with acquisitions of stock of non-United States entities by one or more indirect subsidiaries of SCI, and consistent therewith, SCI has asked the Company to make a loan to SCI Limited in an aggregate principal amount approximately equal to the sum of the aggregate Common Share Payments and the aggregate Liquidation Preference of the Series A Shares issued and sold by the Company less 1% of such sum; and

                 WHEREAS, the Company intends to make the aforementioned loans to SCI Limited on the terms and conditions hereinafter stated; and

                 WHEREAS, SCI desires to guarantee the payment obligations of SCI Limited hereunder as and when due to the extent herein set forth; and

                 WHEREAS, it is a condition precedent to the making of the Loans (as defined below) that SCI Limited secure its obligations in respect of the Loans with the pledge of 50% of the outstanding capital stock of Service Corporation International plc pursuant to the terms of the Stock Pledge Agreement in the form attached hereto as Exhibit A (the ``Pledge Agreement'').

                 NOW THEREFORE, SCI Limited, SCI and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE LOANS


                 Section 1.01. The Loans. Subject to the terms and conditions herein, the Company agrees to make loans to SCI Limited on the date hereof in
an aggregate principal amount of $(         ) in next day funds, such loans to
approximately equal the sum of the aggregate stated Liquidation Preference of the Series A Shares issued and sold on the date hereof plus the related Common Share Payments less 1% of such sum. All such loans shall be referred to herein as the ``Loans.''

                 Section 1.02. Term of the Loans; Mandatory Prepayment. (a) If the Company redeems Series A Shares in accordance with the terms thereof, the Loans shall become due and payable in a principal amount equal to the aggregate stated Liquidation Preference of the Series A Shares so redeemed, together with any and all accrued but unpaid interest thereon and any premium in excess of such principal amount in accordance with Section 1.03 hereof. Any payment pursuant to this Section 1.02(a) shall be made in immediately available funds prior to 12:00 noon, New York City time, on the date fixed for such redemption or at such other time on such earlier date as the Company, SCI Limited and SCI shall agree.

                 (b) The entire principal amount of the Loans shall become due and payable, together with any accrued and unpaid interest thereon, on the
earliest of (         ), 2024 or the date upon which SCI Limited, SCI or the
Company is dissolved, wound- up or liquidated; provided, that, if SCI Limited is dissolved, wound-up or liquidated and (i) SCI remains obligated under the SCI Agreement and (ii) SCI Limited's obligations hereunder are assumed by either SCI or another entity, the principal amount of the Loans will not become due and payable.

                 Section 1.03. Optional Prepayment. SCI Limited shall have the right to prepay the Loans, in whole or in part (together with any accrued but unpaid interest on the portion being prepaid), at any time (A) that the Company shall have given a notice of redemption of the Series A Shares in connection with a Tax Event as contemplated by Section 3(c) of the Amendment to the Regulations of the Company setting forth the terms of the

Series A Shares (the ``Amendment'') and, if the redemption date is prior to
(      ), 1995, at (  )% of the principal amount thereof; if the redemption date
is on or after (       ), 1995 and prior to (       ), 1996, at (  )% of the
principal amount thereof; if the redemption date is on or after (       ), 1996
and prior to (       ), 1997, at (  )% of the principal amount thereof; and
thereafter at the applicable percentage of the principal amount thereof set
forth in clauses (B) and (C) of this sentence, (B) on or after (       ), 1997
and prior to (       ), 1998, at ( )% of the principal amount thereof; and on
or after (       ), 1998 and prior to (       ), 1999, at (  )% of the
principal amount thereof and (C) on or after (       ), 1999, during the
twelve-month periods beginning on (       ) in each of the following years at
the following prepayment prices (expressed as a percentage of the principal amount of the Loans being prepaid):

                                                                          Prepayment
                                                                         Price as a %
                                                                         of Principal
       Year                                                                 Amount
- -------------------                                                      ------------
                                                                                %




; provided, however, that SCI Limited may not prepay all or any portion of the
Loans under Section 1.03 hereof prior to (       ), 1999 unless the Company has
the right concurrently therewith to redeem, under Section 4(b) or 4(c) of the Amendment, the number of Series A Shares with an aggregate redemtion price equal to such prepayment. For purposes hereof, (A) SCI Limited shall not be deemed to have the right to redeem the Series A Shares under the Amendment unless and until SCI Limited shall have satisfied all conditions precedent to effecting such redemption set forth in the Amendment and the satisfaction of each thereof is continuing and in full force and effect and (B) if at any time the Company is only permitted to redeem all but not less than all of the Series A Shares pursuant to the Amendment, then SCI Limited shall not be permitted to prepay less than all of the Loans in connection with any such redemption of the Series A Shares.

                 SCI Limited shall have the right to prepay the Loans at any time by transfer to the Company of Series A Shares and the aggregate amount of the Loans then outstanding shall be reduced in an amount equal to the Liquidation Preference per Series A Share (valued at 100% of the amount thereof) transferred to the Company. Upon any such prepayment, SCI Limited shall be deemed to represent and warrant to the Company that (i) the transfer of such shares has been duly authorized by all necessary corporate action on the part of SCI Limited, (ii) SCI Limited has good and marketable title to such shares, (iii) such shares are not subject to any lien, charge or other encumbrance or defect in title and (iv) such transfer will not conflict with or result in a breach or default under any contract or other instrument binding upon SCI Limited or violate any law, rule or regulation, or order or decree of any court of competent jurisdiction, binding upon SCI Limited.

                                   ARTICLE II

                                    INTEREST


                      Section 2.01. Interest on the Loans. The Loans shall bear interest at an annual rate equal to ( )% from the date they are made until maturity. Such interest shall be payable on the last day of each
calendar month of each year, commencing (      ), 1994.  In the event that any
date on which interest is payable on the Loans is not a Business Day (as defined below), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date, subject to certain rights of extension described under
Section 2.02 below. Interest shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, for any period shorter than a full monthly interest period, interest shall be computed on the basis of the actual number of days elapsed in such period. A ``Business Day'' shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

                      Section 2.02. Extension of Interest Payment Period. Notwithstanding the provisions of Section 2.01 hereof, SCI Limited shall have the right at any time or from time to time during the term of the Loans, so long as SCI Limited is not in default in the payment of interest on the Loans, to extend interest payments under the Loans for up to an aggregate of 60 monthly interest payment periods during the term of the Loans whether or not such deferrals occur in consecutive months, and at the end of any such extended payment period SCI Limited shall pay all interest then accrued and unpaid (together with interest on such accrued and unpaid interest at the rate specified for the Loans to the extent permitted by applicable law); provided, however, that, during any such extended interest payment period, or at any time during which there is an Event of Default under the Loans, SCI shall not declare or pay any dividend on, and SCI shall not, and shall not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of SCI's capital stock (other than (1) any redemption of rights (the "Rights") to purchase Series C Junior Participating Preferred Stock of SCI (or such other securities in lieu thereof as specified in the Rights Agreement) pursuant to the Rights Agreement (the "Rights Agreement") dated as of July 18, 1988 between SCI and Texas Commerce Bank National Association as rights agent, as amended or supplemented from time to time and (2) any reacquisition by SCI of any of its stock issued in connection with any acquisition by SCI or any of its subsidiaries of a business (including any assets, leases or liabilities (contingent or otherwise) related thereto) as a result of a purchase price adjustment or settlement of breach of warranties in connection with such acquisition), or make any guarantee payments with respect to the foregoing (other than payments under the SCI Agreement). Prior to the termination of any such extended interest payment period, SCI Limited may further extend the interest payment period; provided, that such extended interest payment period together with all such further extensions thereof may not exceed 60 monthly interest payments in the aggregate over the term of the Loans. SCI Limited shall give the Company notice of its selection of an extended interest payment period at least one Business Day prior to the earlier of (i) the date the Company declares, or would be scheduled to declare, the related dividend or (ii) the date the Company is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable stock exchange or self-regulatory organization or to holders of the Series A Shares, but in any event not less than two Business Days prior to such record date. SCI shall cause the Company to give such notice of SCI Limited's selection of such extended interest payment period to the holders of the Series A Shares concurrently therewith.

                      Section 2.03. Additional Interest. If at any time the Company is or will be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, SCI Limited also will pay as additional interest on the Loans such amounts as shall be required so that the net amounts received and retained by the Company after paying any such taxes, duties, assessments or governmental charges will not be less than the amounts the Company would have received had no such taxes, duties, assessments or governmental charges been imposed.


                                  ARTICLE III

                                    PAYMENTS


                      Section 3.01. Method and Date of Payment. Each payment by SCI Limited of principal of, premium, if any, and interest on the Loans shall be made to the Company in lawful money of the United States, in immediately available funds, at such place and to such account as may be designated by the Company.


                                   ARTICLE IV

                  GUARANTEE OF SCI; SUBORDINATION OF GUARANTEE


                      Section 4.01. Guarantee of SCI. Subject to the provisions of this Article IV, SCI hereby irrevocably and unconditionally guarantees to the Company, irrespective of the validity and enforceability of this Loan Agreement, the Loans or the obligations of SCI

Limited to the Company, that: (a) the principal of, premium, if any, and interest on the Loans will be duly and punctually paid in full when due, whether at maturity, by acceleration, on prepayment or otherwise, and all other obligations of SCI Limited to the Company hereunder will be promptly paid in full or performed, all in accordance with the terms hereof; and (b) in the case of any extension of time of payment or renewal of any Loans, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on prepayment or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of SCI Limited to the Company, for whatever reason, SCI irrevocably and unconditionally agrees to pay in full to the Company the payment of principal of, premium, if any, and interest on the Loans, as and when due (except to the extent paid by SCI Limited), regardless of any defense, right of set-off or counterclaim which SCI Limited may have or assert.

                      Section 4.02. Waiver of Notice. SCI hereby waives notice of acceptance of its guarantee obligations under this Loan Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands,

                      Section 4.03. Guarantee Obligations Unconditional. The obligations, covenants, agreements and duties of SCI pursuant to its guarantee obligations under this Loan Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by SCI Limited of any express or implied agreement, covenant, term or condition relating to this Loan Agreement or the Loans to be performed or observed by SCI Limited;

                               (b) the extension of time for the payment or delivery by SCI Limited of all or any portion of the interest on the Loans (other than in connection with a valid extension of the interest payment periods by SCI Limited under this Loan Agreement), principal of and premium, if any, on the Loans or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Loan Agreement and the Loans;

                               (c)  any failure, omission, delay or lack of
                 diligence on the part of the Company to enforce, assert or exercise any right, privilege, power or remedy conferred on the Company pursuant to the terms of this Loan Agreement, or any action on the part of the Company granting indulgence or extension of any kind;

                               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, SCI Limited or any of the assets of SCI Limited;

                               (e) any invalidity of, or defect or deficiency in, any of this Loan Agreement or the Loans; or

                               (f)  the settlement or compromise of any
                 obligation guaranteed hereby or hereby incurred.


There shall be no obligation of the Company to give notice to, or obtain the consent of, SCI with respect to the happening of any of the foregoing.

                      Section 4.04. Enforcement by Holders. This is a guarantee of payment and performance and not of collection. The Company or its duly authorized representative (including, in certain circumstances, a trustee on behalf of holders of Series A Shares) may enforce the guarantee obligations of SCI under this Loan Agreement directly against SCI, and SCI will waive any right or remedy to require that any action be brought against SCI Limited or any person or entity before proceeding against SCI. Subject to Section 4.05, all waivers herein contained shall be without prejudice to the rights of the Company or the holders of Series A Shares (acting through a trustee as provided in Section 7.01 hereof) at their respective option to proceed against SCI Limited, whether by separate action or by joinder. SCI agrees that the guarantee obligations of SCI under this Loan Agreement shall not be discharged except by payment in full of all principal, premium, if any, and interest then owing on the Loans (to the extent not paid by SCI Limited), and by complete performance of all other guarantee obligations of SCI under this Loan Agreement.

                      Section 4.05. Subrogation. SCI shall be subrogated to all rights (if any) of the Company against SCI Limited in respect of any amounts or property paid or delivered to the Company by SCI pursuant to SCI's guarantee obligations under this Loan Agreement and shall have the right to waive payment or delivery of any amount or property in respect of which payment or delivery has been made to the Company by SCI pursuant to Section 4.01; provided, however, that SCI shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment or delivery pursuant to SCI's guarantee obligations under this Loan Agreement, if at the time of any such payment or delivery, any amounts or deliveries are due and unpaid or unmade pursuant to SCI's guarantee obligations under this Loan Agreement. If any amount or property shall be paid or delivered to SCI in violation of the preceding sentence, SCI agrees to pay over or deliver such amount or property to the Company.

                      Section 4.06. Obligations of SCI Independent. SCI acknowledges that its obligations hereunder are independent of the obligations of SCI Limited with respect to this Loan Agreement and the Loans and that SCI shall be liable as principal and sole debtor hereunder to make payment of the obligations to pay principal of, premium, if any, and interest on the Loans pursuant to the terms of this Loan Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 4.03.

                      Section 4.07. Subordination. (a) SCI and the Company covenant and agree, and the holders of the Series A Shares (and any trustee appointed by such holders) by their acceptance of such Series A Shares likewise agree, that the obligations of SCI in respect of its guarantee obligations under this Loan Agreement and the Loans are subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term ``Senior Indebtedness'' means the principal of, premium, if any, and interest on (i) all indebtedness of SCI, other than ordinary trade credit and other accounts payable arising in the ordinary course of business, whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities,
(ii) any indebtedness of others of the kinds described in the preceding clause
(i) for which SCI is responsible or liable as guarantor and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to SCI's guarantee of the Loans. Except as aforesaid, Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

                      (b) In the event that (i) SCI shall default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to SCI by the holders of such Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of SCI's guarantee obligations under this Loan Agreement or the Loans or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loans.

                      (c) In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to SCI or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of SCI, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by SCI for the benefit of creditors, or (iv) any other marshalling of the assets of SCI, all Senior Indebtedness (including, without limitation, interest accruing thereon after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made on account of SCI's guarantee obligations under this Loan Agreement or the Loans. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of SCI or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by SCI's guarantee obligations under this Loan Agreement and the Loans, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of SCI's guarantee obligations under this Loan Agreement and the Loans (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of SCI being subordinated to the payment of SCI's guarantee obligations under this Loan Agreement and the Loans) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which such Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of SCI's guarantee obligations under this Loan Agreement and the Loans by any act or failure to act on the part of SCI.

                      (d) Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or property in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the Company shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loans shall have been paid in full, and such payments or distributions of cash, securities or other property received by the Company, by reason of such subrogation, which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between SCI and its creditors other than the holders of Senior Indebtedness on the one hand, and the Company, on the other, be deemed to be a payment by SCI on account of Senior Indebtedness, and not on account of SCI's guarantee obligations under this Loan Agreement and the Loans.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


                      Section 5.01. Representations and Warranties. Each of SCI Limited and SCI jointly and severally represents and warrants to the Company that:

                      (a) Good Standing. Each of SCI Limited and SCI is a corporation duly incorporated and validly existing under the laws of the State of Delaware, in the case of SCI Limited, and Texas, in the case of SCI, with power and authority (corporate and other) to own its properties and conduct its business as now being conducted.

                      (b) Power and Authority. Each of SCI Limited and SCI has full power and authority to enter into this Agreement and the Pledge Agreement (to the extent a party thereto) and to incur and perform the obligations provided for herein and therein (to the extent a party thereto), all of which have been duly authorized by all proper and necessary action.

                      (c) No Conflict. The execution and delivery of this Agreement and the Pledge Agreement and the performance by each of SCI Limited and SCI of all their respective obligations hereunder and thereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which either SCI Limited or SCI is a party or by which either SCI Limited or SCI is bound or subject, nor will this Agreement or the Pledge Agreement result in a violation of the provisions of SCI Limited's or SCI's certificate of incorporation or by-laws.

                      (d) Binding Agreement. This Agreement and the Pledge Agreement constitutes the valid and legally binding obligation of each of SCI Limited and SCI (to the extent a party thereto), enforceable against them (to the extent a party thereto) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


                                   ARTICLE VI

                                   COVENANTS


                      Section 6.01.  Covenants.  (a)  SCI covenants and agrees
(i) that it will not
declare or pay any dividend on, and SCI will not, and will not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of SCI's capital stock (other than (1) any redemption of the Rights (or such other securities in lieu thereof as specified in the Rights Agreement) pursuant to the Rights Agreement and (2) any reacquisition by SCI of any of its stock issued in connection with any acquisition by SCI or any of its subsidiaries of a business (including any assets, leases or liabilities (contingent or otherwise) related thereto) as a result of a purchase price adjustment or settlement of breach of warranties in connection with such acquisition), or make any guarantee payments with respect to the foregoing (other than payments under the SCI Agreement) and will otherwise comply with Section 3(c) of the Amendment to the Company's Regulations establishing the Series A Shares as if such provisions were applicable to them, if at such time (x) there shall have occurred any event that constitutes an Event of Default hereunder or (y) SCI shall be in default with respect to its payment or other obligations under the SCI Agreement or in default in its payment or other obligations under the Liability Assumption
Agreement, dated as of (       ), 1994, between SCI (including in its capacity
as the Manager of the Company) and the Company (the ``Liability Assumption Agreement''), or (z) there shall exist any nonpayment of interest under the Loans, including during any valid extension of the interest payment periods.
In addition, SCI agrees (i) to maintain direct 100% ownership of the Common Shares and any other interests in the Company (other than the Preferred Shares), (ii) to cause more than 20% of the total value (initially measured by shareholders' equity determined in accordance with generally accepted accounting principles) of the Company and, subject to the preferential rights of the holders of Preferred Shares as to dividends and liquidation distributions, more than 20% of all interests in the capital, income, gain, loss, deduction and credit of the Company to be represented by Common Shares,
(iii) not to dissolve, wind-up or liquidate the Company voluntarily, (iv) to remain the Manager of the Company and to timely perform all of its duties as Manager of the Company (including the duty to declare and pay dividends on the Preferred Shares), and (v) to use reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Texas (provided however that the Company may reorganize under the laws of another jurisdiction provided that the Company has received an opinion of counsel from nationally recognized legal counsel that such reorganization will not have an adverse effect, including, without limitation, an adverse tax effect, on the holders of the Series A Shares) and use reasonable efforts to cause the Company to continue to be treated as a partnership for United States federal income tax purposes. SCI covenants and agrees to comply with Section 2.01(b) of the SCI Agreement.

                      (b) Each of SCI Limited and SCI agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Series A Shares, and each of SCI Limited and SCI acknowledges and agrees that such holders, acting through a trustee as provided in Section 7.01 hereof, will be entitled to enforce this Agreement directly against each of SCI Limited and SCI.

                      (c) Each of SCI and SCI Limited agrees not to permit another entity to merge with or into it unless: (i) at such time no Event of Default hereunder has occurred and is continuing, or would occur as a result of such merger, and (ii) either (I) SCI or SCI Limited, as the case may be, is the survivor of such merger or (II) the survivor is a corporation organized under the laws of the United States or any state thereof and expressly assumes all of the obligations of SCI or SCI Limited, as the case may be, under this Agreement and the Loans, and SCI Limited receives an opinion of counsel from nationally recognized legal counsel that the merger will not result in the recognition of taxable gain or loss by the holders of the Series A Shares.


                                  ARTICLE VII

                               EVENTS OF DEFAULT


                      Section 7.01. Events of Default. If one or more of the following events (each an ``Event of Default'') shall occur and be continuing:

                               (a) default in the payment of any interest on the Loans when due for 10 Business Days; provided, however, that a valid extension of the interest payment period by SCI Limited pursuant to Section 2.02 hereof shall not constitute a default in the payment of interest for this purpose; or

                               (b) default in the payment of principal of or premium, if any, on the Loans when due; or

                               (c)  failure of SCI to comply with the
                      conversion provisions of the Series A Shares or of the SCI Agreement; or

                               (d) the dissolution, winding up or liquidation of the Company; or

                               (e) the bankruptcy, insolvency or liquidation of SCI Limited or SCI; or

                               (f)  breach by SCI Limited or SCI of any
                      covenants contained herein continued for 30 days after notice to SCI Limited and SCI from the holders of not less than 25% in liquidation preference of the Series A Shares then outstanding;

then, in every such Event of Default, and at any time thereafter during the continuance of such Event of Default, the Company will have the right to declare the principal of and the interest on the Loans (including any interest subject to an extension of the interest payment period) and all other amounts payable under this Agreement to be forthwith due and payable whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. Each of SCI Limited and SCI expressly acknowledges that under the terms of the Series A Shares, the holders of the outstanding Series A Shares shall have the right to appoint a trustee, which trustee shall be authorized to exercise the Company's right to accelerate the principal amount of the Loans and to enforce the Company's creditor rights under the Loans and this Agreement, including rights of collection, and each of SCI Limited and SCI agrees to cooperate with such trustee.



                                  ARTICLE VIII

                                    SECURITY


                      Section 8.01. Security. In order to secure the due and punctual payment of principal of, premium, if any, and interest on the Loans when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, optional repayment or otherwise, and performance of all other obligations of SCI Limited to the Company under this Loan Agreement, SCI Limited has simultaneously with the execution of this Loan Agreement entered into the Pledge Agreement, pursuant to which SCI Limited has granted to the Company a first priority lien (to the extent and subject to certain exceptions expressly permitted by the Pledge Agreement) on and security interest in the collateral described therein. The execution and delivery of the Pledge Agreement is a condition precedent to the making of the Loans hereunder by the Company.


                                   ARTICLE IX

                                 MISCELLANEOUS


                      Section 9.01. Maintenance of Book-Entry System. SCI Limited shall maintain a book-entry system, as defined in Treas. Reg. Section 5f.103-1(c)(2), with respect to the Loans. All rights to payments under the Loans shall be transferred only through the book-entry system and shall not be effective until SCI Limited has been notified of such transfer and provided with the identity of the transferee.

                      Section 9.02. Notices. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

                      If to the Company, to:

                              SCI Finance LLC
                              c/o Service Corporation International,
                                as Manager
                              1929 Allen Parkway
                              Houston, Texas  77019
                              Fax No.:  (713) 525-5475
                              Attention:  (             )

                      If to SCI Limited, to:

                              SCI International Limited
                               c/o Service Corporation International
                              1929 Allen Parkway
                              Houston, Texas  77019
                              Fax No.:  (713) 525-5475
                              Attention:  (             )

                      If to SCI, to:

                              Service Corporation International
                              1929 Allen Parkway
                              Houston, Texas  77019
                              Fax No.:  (713) 525-5475
                              Attention:  (             )

                      Any notice given by mail or telegram or facsimile transmission shall be effective when received.

                      Section 9.03. Binding Effect. SCI Limited shall have the right at all times to assign any of its rights or obligations under this Loan Agreement to a direct or indirect wholly-owned subsidiary of SCI; provided, however, that, in the event of any such assignment, SCI Limited shall remain jointly and severally liable with such assignee for all such obligations; and provided, further, that SCI Limited shall receive an opinion of legal counsel to the effect that any such assignment does not cause the Company to be considered an ``investment company'' as defined under the United States Investment Company Act of 1940, as amended. The Company may not assign any of its rights hereunder without the prior written consent of SCI Limited and SCI. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of SCI Limited, SCI and the Company and their respective successors and assigns. This Agreement may not otherwise be assigned by SCI Limited, SCI or the Company.

                      Section 9.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                      Section 9.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                      Section 9.06. Amendments. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided, however, that, so long as any of the Series A Shares remain outstanding, no such amendment shall be made that adversely affects the holders of the Series A Shares, no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by the Company, without the prior approval of the holders of at least 66-2/3% in liquidation preference of the outstanding Series A Shares (other than Series A Shares that are owned by SCI Limited, SCI or any entity owned 50% or more by SCI, either directly or indirectly), in writing or at a duly constituted meeting of such holders.

                      IN WITNESS WHEREOF, the parties hereto have caused THIS LOAN AGREEMENT to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                          SCI INTERNATIONAL LIMITED


                                          By:__________________________________
                                             Name:
                                             Title:


                                          SERVICE CORPORATION INTERNATIONAL

                                          By:__________________________________
                                             Name:
                                             Title:


                                          SCI FINANCE LLC

                                          By:  Service Corporation
                                               International, as Manager

                                               By:_____________________________
                                                  Name:
                                                  Title:

                                                                       EXHIBIT A

                             STOCK PLEDGE AGREEMENT


                 STOCK PLEDGE AGREEMENT (the "Agreement"), dated as of
(           ), 1994, made by SCI International Limited, a Delaware corporation
("Pledgor"), in favor of SCI Finance LLC, a Texas corporation, as pledgee ("Pledgee") pursuant to the Loan Agreement (as hereinafter defined).

                               R E C I T A L S :

                 1. Pledgor is the legal and beneficial owner of the shares of common stock of Service Corporation International plc, a United Kingdom corporation and a wholly-owned subsidiary of the Pledgor, set forth on Schedule A attached hereto (the "Pledged Shares").

                 2. Pledgor is the obligor under a loan agreement (as at any time amended, modified or supplemented after the date hereof, the "Loan Agreement") dated as of the date hereof, by and among Pledgee, as lender, Service Corporation International, a Texas corporation ("SCI"), as guarantor, and Pledgor, as borrower.

                 3. This Agreement is made and delivered by Pledgor to secure the Secured Obligations (as hereinafter defined).

                              A G R E E M E N T :

                 Pledgor warrants, represents and covenants as follows:

                 Section 1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement. The following terms shall have the following meanings. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

                 "Additional Shares" shall mean fifty percent (50%) of any additional shares of stock of the issuer set forth on Schedule A attached hereto from time to time acquired by Pledgor in any manner.

                 "Certificates" shall mean any and all certificates representing shares of stock held by Pledgor as set forth on Schedule A attached hereto and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares of stock, and shall include any certificates representing Additional Shares.

                 "Dividends" shall mean, subject to Section 8 hereof, all dividends, cash or proceeds, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Collateral (as defined below).

                 "Lien" shall mean any mortgage, charge, pledge, lien, privilege, security interest or other encumbrance upon or with respect to any property of any kind of any person or any of its subsidiaries, real or personal, moveable or immovable, now owned or hereafter acquired.

                 "Secured Obligations" shall have the meaning set forth in
Section 4 hereof.

                 Section 2. Pledge. Pledgor hereby pledges to Pledgee and grants a security interest in and pledge of all of Pledgor's right, title and interest in, to and under the following property, whether now existing or hereafter acquired (collectively, "Pledged Collateral"), to secure the Secured
Obligations:

                 (i)              all Pledged Shares;

                 (ii)             all Additional Shares;

                 (iii) all Certificates relating to all and any of the foregoing; and

                 (iv) all Dividends relating to all and any of the foregoing.

                 Section 3. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Pledgee. Pledgee shall have the right, if an Event of Default shall have occurred and be continuing and without notice to Pledgor, to transfer to or to register in the name of Pledgee or any of its nominees any or all of the Pledged Collateral. In addition, Pledgee shall have the right at any time to exchange certificates representing or evidencing Pledged Collateral for certificates of smaller or larger denominations.

                 Section 4. Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of Title 11, United States Code), of (i) all obligations of Pledgor now existing or hereafter arising under or in respect of the Loan Agreement; and (ii) without duplication of the amounts described in clause (i) all obligations of Pledgor now existing or hereafter arising under or in respect of this Agreement (the obligations described in clauses (i) and (ii), collectively, the "Secured Obligations").

                 Section 5. No Release. Nothing set forth in this Agreement shall relieve Pledgor from the performance of any term, covenant, condition or agreement on Pledgor's part to be performed or observed under or in respect of any Pledged Collateral or from any liability to any person under or in respect of any Pledged Collateral or impose any obligation on Pledgee to perform or observe any such term, covenant, condition or agreement on Pledgor's part to be so performed or observed or impose any liability on Pledgee for any act or omission on the part of Pledgor relating thereto or for any breach of any representation or warranty on the part of Pledgor contained in this Agreement, or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of Pledgor contained in this paragraph shall survive the termination of this Agreement and the discharge of Pledgor's other obligations hereunder.

                 Section 6. Representations, Warranties and Covenants. Pledgor represents, warrants and covenants as follows:

                 (i) Ownership. Pledgor is, and at the time of delivery of the Pledged Collateral to Pledgee pursuant to Section 3 of this Agreement will be, the legal and beneficial owner of the Pledged Collateral free and clear from any Lien or other right, title or interest of any person other than the Liens and security interests granted by Pledgor to Pledgee pursuant to this Agreement. The pledge and security interest created by this Agreement shall not at any time be subject to any Lien (other than any Lien incurred or created by or on behalf of Pledgee). Except as otherwise permitted by the Loan Agreement, Pledgor at all times will be the sole beneficial owner of the Pledged Collateral. Pledgor has not performed any acts which might prevent Pledgee from enforcing any of the terms of this Agreement or that would limit Pledgee in any such enforcement and Pledgor shall defend the Pledged Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Pledgee.

                (ii) Shares Validly Issued. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

               (iii) Delivery of Shares. Upon the delivery of the Pledged Shares to Pledgee in accordance with Section 3 hereof, Pledgee will have a valid and perfected first priority security interest in the Pledged Shares securing the payment of the Secured Obligations subject to no prior Liens.

                (iv) Government Regulations. The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation G, T, U or X of the Federal Reserve Board.

                 (v) Authorization; Enforceability. Pledgor has full power, authority and legal right to pledge and grant a security interest in and to all the Pledged Collateral pursuant to this Agreement. This Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

                 (vi) No Consents. Except as otherwise obtained and in full force and effect, no consent of any other party (including, without limitation, stockholders or creditors of Pledgor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (x) for the execution, delivery or performance of this Agreement by Pledgor or (y) for the exercise at any time by Pledgee of each and every of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with any disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

                (vii) No Conflicts. The execution, delivery and performance by Pledgor of this Agreement do not (or with notice or lapse of time or both, will not) violate, conflict with or constitute a breach of or a default under, or result in the termination of, or accelerate the performance required by, or result in there being declared void, voidable or without further binding effect any provision of, any other agreement, instrument or document to which Pledgor is a party or by which it or its property or assets are bound or affected or any statute, law or rule or any judgment or decree of any court of competent jurisdiction.

                 Section 7. Supplements, Further Assurances. Pledgor agrees that at any time and from time to time, at the sole expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Pledgee may reasonably request in order to perfect and protect the Lien granted or purported to be granted hereby or to enable Pledgee to exercise fully and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

                 Section 8.  Special Provisions Concerning Pledged Collateral.

                 (i) Voting Rights, Dividends, Etc. Prior to Event of Default. As long as no Event of Default shall have occurred and be continuing:

                 (a) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms or intent of this Agreement or of the Loan Agreement; provided, however, that Pledgor shall give Pledgee at least five days' prior written notice of the manner in which it intends to exercise any such right. It is understood, however, that neither (I) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (II) Pledgor's consent to or approval of any action otherwise permitted under this Agreement and the Loan Agreement shall be deemed inconsistent with the terms or intent of this Agreement or of the Loan Agreement within the meaning of this Section 8(i)(a), and no notice of any such voting or consent need be given to Pledgee.

                 (b) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien of this Agreement, any and all dividends and distributions in respect of the Pledged Collateral; provided, however, that any and all (A) stock dividends and other distributions in equity securities in respect of the Pledged Collateral, (B) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral and (C) dividends or other distributions paid or payable in cash or otherwise in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus shall be, and shall be delivered forthwith to Pledgee to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be delivered forthwith to Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

                 (c) In order to permit Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 8(i)(a) above and to receive the dividends and distributions which it is authorized to receive and retain pursuant to Section 8(i)(b) above, Pledgee shall, if necessary, upon written request of Pledgor and at the sole expense of Pledgor, from time to time execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, dividend payment orders and other instruments as Pledgor may reasonably request.


                (ii) Voting Rights and Dividends After Event of Default. Upon the occurrence and during the continuance of an Event of Default:

                 (a) Upon written notice from Pledgee to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 8(i)(a) above shall cease, and all such rights shall thereupon become vested in Pledgee, which shall thereupon have the sole right to exercise such voting and other consensual rights during the continuance of such Event of Default.

                 (b) Upon written notice from Pledgee to Pledgor, all rights of Pledgor to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 8(i)(b) above shall cease and all such rights shall thereupon become vested in Pledgee, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and distributions during the continuance of such Event of Default.

               (iii) Further Assurances for Voting Rights and Dividends. In order to permit Pledgee to receive all dividends and other distributions to which it may be entitled under Section 8(i)(b) above, to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to
Section 8(ii)(a) above, and to receive all dividends and distributions which it may be entitled to receive under Section 8(ii)(b) above, Pledgor shall, if necessary, upon written notice from Pledgee and at the sole expense of Pledgor, from time to time execute and deliver to Pledgee appropriate proxies, dividend payment orders and other instruments as Pledgee may reasonably request.

                (iv) Dividends Received in Trust. All dividends and distributions which are received by Pledgor contrary to the provisions of
Section 8(ii)(b) above shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

                 Section 9.  Transfers and Other Liens; Additional Shares.

                 (i) Transfers and Other Liens. Pledgor shall not (a) pledge, encumber, hypothecate, sell, convey, assign or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral or suffer any of the foregoing to occur by operation of law or otherwise except for the Liens and security interests granted by Pledgor to the Pledgee pursuant to this Agreement or (b) cause or permit any issuer of Pledged Collateral consisting of capital stock to merge or consolidate unless fifty percent (50%) of the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation.

                 (ii) Additional Shares. Pledgor agrees that it will cause each issuer of Pledged Collateral consisting of capital stock not to issue any stock or other securities in addition to or in substitution for such Pledged Collateral issued by such issuer, except to Pledgor.

                 Section 10. Reasonable Care. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of such Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Pledgee, in its individual capacity, accords its own property consisting of negotiable securities, it being understood that Pledgee shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Pledgee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Shares) to preserve rights against any person with respect to any Pledged Collateral.

                 Section 11.  Events of Default; Remedies.

                  (i) Event of Default. It shall be an Event of Default hereunder if there shall occur an Event of Default under the Loan Agreement.

                 (ii) Dispositions of Pledged Collateral. If any Event of Default shall have occurred and be continuing, Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time. The Pledgee may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any exchange or broker's board for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Pledgee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Pledgee may be the purchaser of any or all of the Pledged Collateral at any such sale but shall not be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to use and apply any of the Secured Obligations owed to Pledgee as a credit on account of the purchase price of any Pledged Collateral payable by Pledgee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgee shall give Pledgor not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Pledged Collateral, except any Pledged Collateral which is of a type customarily sold on a recognized market. The notice of such sale shall (1) in the case of a public sale, state the time and place fixed for such sale, and

         (2) in the case of a private sale, state the day after which such sale may be consummated. Pledgor agrees that such notice constitutes reasonable notice. Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Pledgee arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Pledgee accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

                (iii)     Securities Laws Limitations.  Pledgor
         recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, Pledgee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Pledgee than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if Pledgor would agree to do so.

                 (iv)     Additional Information.  If Pledgee
         determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall, and shall cause each issuer of any Pledged Collateral to be sold hereunder from time to time to, furnish to Pledgee all such information as Pledgee may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Pledgee as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

                  (v)     Waivers.  Pledgor hereby waives, to the
         extent permitted by applicable law, notice or judicial hearing in connection with Pledgee's taking possession or Pledgee's disposition of any Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which Pledgor would otherwise have under law, and Pledgor hereby further waives: (a) all damages occasioned by such taking of possession; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Pledgee's rights hereunder; and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral pursuant to the terms of this Agreement shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Pledgor.

                 (vi)     Deficiency.  Notwithstanding any other
         provision of this Agreement to the contrary, if, after giving effect to any sale, transfer or other disposition of any or all of the Pledged Collateral pursuant hereto and after the application of the proceeds hereunder to the Secured Obligations, any Secured Obligations remain unpaid or unsatisfied, Pledgor shall remain liable for the unpaid and unsatisfied amount of such Secured Obligations.

                 Section 12. Expenses. Pledgor will upon demand pay to Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and the allocated reasonable fees and expenses of staff counsel and the reasonable fees and expenses of any experts and agents which Pledgee may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights or remedies of Pledgee hereunder or under applicable law or (iv) the failure by Pledgor to fully and timely perform or observe any of the provisions hereof. All amounts payable by Pledgor under this Section 12 shall be due upon demand and shall be part of the Secured Obligations. Pledgor's obligations under this Section 12 shall survive the termination of this Agreement and the discharge of Pledgor's other obligations hereunder.

                 Section 13.  No Waiver; Discontinuance of Proceeding.

                  (i) No Waiver. No failure on the part of Pledgee to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Pledgee of any right, power or remedy hereunder or under applicable law preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the fullest extent permitted by the law cumulative and are not exclusive of any remedies provided by law.

                 (ii)     Discontinuance of Proceeding.  In the event
         Pledgee shall have instituted any proceeding to enforce any right, power or remedy under this instrument by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Pledgee, then and in every such case Pledgor and Pledgee shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of Pledgee shall continue as if no such proceeding had been instituted.

                 Section 14. Indemnification. Pledgor hereby agrees to indemnify Pledgee for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Pledgee in any way relating to or arising out of this Agreement or the Loan Agreement or the pledge and security interest contemplated hereby or the enforcement of any of the terms hereof or otherwise arising or relating in any manner to the pledges contemplated hereunder.

                 Section 15. Amendments, Etc. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided, however, that so long as any of the $( ) Term Convertible Shares, Series A of Pledgee (the "Series A Shares"), remain outstanding, no such amendment shall be made that adversely affects the holders of the Series A Shares, no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by the Pledgee, without the prior approval of the holders of at least 66-2/3% in liquidation preference (plus all accrued and unpaid dividends) of the outstanding Series A Shares (other than Series A Shares that are owned by Pledgor, SCI or any entity owned 50% or more by SCI, either directly or indirectly), in writing or at a duly constituted meeting of such holders.

                 Section 16. Termination and Release. When all of the Secured Obligations have been indefeasibly paid or otherwise satisfied in full, this Agreement shall terminate. Upon termination of this Agreement or any release of Pledged Collateral in accordance with the provisions of the Loan Agreement, Pledgee shall, upon the request and at the sole expense of Pledgor, forthwith assign, transfer and deliver, against receipt and without recourse to Pledgee, such of the Pledged Collateral to be released (in the case of a release) as may be in the possession of Pledgee and Pledgee shall execute such document and take such other action, all at the sole expense of Pledgor, as may be reasonably requested by Pledgor to reflect the termination of this Agreement and the release of the Pledged Collateral.

                 Section 17. Addresses for Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either (a) on the day of hand delivery; (b) five business days after being deposited in the mail, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested; (c) one business day after being timely delivered to a next-day air courier; or (d) when receipt is acknowledged by the addressee, if telecopied, addressed as follows:

                             To Pledgor:

                                       SCI International Limited
                                       c/o Service Corporation International
                                       1929 Allen Parkway
                                       Houston, Texas  77019
                                       Attention:  (              )
                                       Telecopy No. (713) 525-5475

                             To the Pledgee:

                                       SCI Finance LLC
                                       c/o Service Corporation International,
                                         as Manager
                                       1929 Allen Parkway
                                       Houston, Texas  77019
                                       Attention:  (              )
                                       Telecopy No. (713) 525-5475

                 Section 18. Successors and Assigns. This Agreement shall be binding upon Pledgor, its successors and assigns and shall inure, together with the rights and remedies of Pledgee hereunder, to the benefit of Pledgee and its successors, transferees and assigns.

                 Section 19. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

                 Section 20. Severability of Provisions. Any provision of this Agreement which is prohibited or enforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 Section 21. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

                 Section 22. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                 Section 23. Obligations Absolute. All obligations of Pledgor hereunder shall be absolute and unconditional irrespective of:

                  (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar event of Pledgor (except that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar event of Pledgor);

                 (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any other agreement or instrument relating hereto or thereto;

                (iii) any exchange, release or non-perfection of any other collateral or the pledge of any additional collateral or the failure to recover in respect thereof pursuant to any remedy or right of Pledgee contained in this Agreement, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

                 (iv) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement except as specifically set forth in a waiver granted pursuant to the provisions of Section 15 hereof; or

                  (v) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Pledgor.

                 Section 24. Rights of Holders of Series A Shares. Each of Pledgor and Pledgee agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Series A Shares, and each of Pledgor and Pledgee acknowledges and agrees that such holders, acting through a trustee (and only through such a trustee as provided therein) as provided in Section 7.01 of the Loan Agreement, will be entitled to enforce this Agreement directly against each of Pledgor and Pledgee.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their officer thereunto duly authorized as of the date first above written.

                                     SCI INTERNATIONAL LIMITED, Pledgor


                                     By:___________________________________
                                        Name:
                                        Title:


                                     SCI FINANCE LLC, Pledgee


                                     By:___________________________________
                                        Name:
                                        Title:

                                   SCHEDULE A

                                 PLEDGED SHARES


                                                                                              Percentage of
                                                                                              All Capital or
                                                                                              Other Equity
                   Class of          Par           Certificate           Number               Interests of
Issuer             Stock             Value         Numbers               of Shares            Issuer
- ------             --------          -----         -----------           ---------            -------------
Service
Corporation                                                                                    50%
Inter-
national
plc